Exhibit 99.1

NuStar Energy L.P. and NuStar GP Holdings, LLC Provide Second Quarter 2008 Interim Guidance

SAN ANTONIO, May 28, 2008 - NuStar Energy L.P. (NYSE:NS) today announced that it expects to report approximately break-even earnings applicable to limited partners for the second quarter of 2008. NuStar GP Holdings, LLC (NYSE:NSH) also announced today that it expects to report earnings of $0.10 for the second quarter of 2008. Included in NuStar Energy L.P.'s expected earnings results for the second quarter of 2008 is a $61.3 million, or $1.15 per unit, hedging loss resulting from the termination of NYMEX crude oil (West Texas Intermediate) and intermediate product futures the partnership sold. These hedges comprised approximately 29 percent of the total inventories acquired with the CITGO asphalt acquisition.

Having closed out these positions, the partnership currently does not have any hedging contracts in place associated with its asphalt business. Excluding the impact of the hedging loss, earnings applicable to limited partners are expected to be in the range of $1.05 to $1.15 per unit for the second quarter of 2008.

Although the hedging contracts were expected to limit the price volatility of the inventory position acquired from CITGO on March 20, 2008, the sharp and unprecedented rise in crude oil prices of approximately 30 percent since the partnership acquired the asphalt business resulted in the hedging loss.

"While asphalt prices have lagged the rapid run-up in crude oil prices in the second quarter, asphalt prices have now moved up sharply reflecting a much-improved supply and demand situation. This improvement is a result of lower industry inventory and production levels compared to normal, seasonal asphalt demand ramping up and lower-than-normal asphalt imports. As a result of these changing fundamentals, the partnership believes third quarter 2008 earnings will be strong and continues to expect the contribution from the asphalt business will be within the EBITDA range previously communicated," said NuStar President and CEO, Curt Anastasio.

For the second quarter of 2008, management expects to recommend to the board of directors a distribution of $0.985 per unit, equal to the distribution for the first quarter of 2008. In addition, based on management's current expectations for the business for the remainder of the year, management expects to recommend further distribution increases to the board of directors this year over the distributions declared for 2007.

NuStar Energy L.P. is a publicly traded, limited partnership based in San Antonio, with 9,063 miles of pipeline, 85 terminal facilities, four crude oil storage tank facilities and two asphalt refineries with a combined throughput capacity of 104,000 barrels per day. One of the largest asphalt refiners and marketers in the U.S. and the second largest independent liquids terminal operator in the nation, NuStar has operations in the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. The partnership's combined system has over 86 million barrels of storage capacity, and includes two asphalt refineries, crude oil and refined product pipelines, refined product terminals, a petroleum and specialty liquids storage and terminaling business, as well as crude oil storage facilities.  For more information, visit NuStar Energy L.P.'s Web site at www.nustarenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the partnership's beliefs as well as assumptions made by and information currently available to the partnership. These statements reflect the partnership's current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P.'s 2007 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission.